Exhibit 99 (a)(1)(D)

Offer Letter to Exchange for Shares
by
CHINANET ONLINE HOLDINGS, INC.
of
up to 4,121,600 of its Outstanding Warrants
in accordance with the following exchange ratios:
(A) with respect to any Series A-1 Warrant, one (1) Share in exchange for every twenty (20) Shares for which such Series A-1 Warrant is exercisable, and (B) with respect to any Series A-2 Warrant, one (1) Share in exchange for every 10 (ten) Shares for which such Series A-2 Warrant is exercisable; provided that each holder must exchange all its Series A-1 Warrants and/or all its Series A-2
Warrants pursuant to the terms and conditions hereof.

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 30, 2011, UNLESS THE TENDER OFFER IS EXTENDED.

December 1, 2011

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Enclosed for your consideration are the Offer Letter, dated December 1, 2011 (the “Offer Letter”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the Offer by ChinaNet Online Holdings, Inc. (the “Company”), a Nevada corporation, to the holders of the Company’s issued and outstanding Series A-1 warrants (the “Series A-1 Warrants”) and Series A-2 warrants (the “Series A-2 Warrants” and, together with the Series A-1 Warrants, the “Warrants ”), to purchase an aggregate of 4,121,600 shares of common stock of the Company, par value $0.001 per share (the “Shares”). The Offer is for any and all issued and outstanding Warrants and is being made in accordance with the following exchange ratios: (A) with respect to any Series A-1 Warrant, one (1) Share in exchange for every twenty (20) Shares for which such Series A-1 Warrant is exercisable, and (B) with respect to any Series A-2 Warrant, one (1) Share in exchange for every 10 (ten) Shares for which such Series A-2 Warrant is exercisable; provided that each holder must exchange all its Series A-1 Warrants and/or all its Series A-2 Warrants pursuant to the terms and conditions hereof. The “Offer Period” is the period of time commencing on December 1, 2011 and ending at 5:00 p.m. Eastern Time, on December 30, 2011, or such later date to which the Company may extend the Offer (the “Expiration Date”).

If you tender Warrants for Shares pursuant to the terms of the Offer, you will receive Shares that are “restricted securities” under the Securities Act, and therefore will bear a restrictive legend and may only be transferred pursuant to a registration statement under the Securities Act or an applicable exemption therefrom.

NO FRACTIONAL SHARES WILL BE ISSUED. WARRANTS MAY ONLY BE EXCHANGED FOR WHOLE SHARES. IN LIEU OF ISSUING FRACTIONAL SHARES, THE COMPANY WILL PAY A CASH ADJUSTMENT FOR ANY FRACTIONAL SHARE BASED UPON THE LAST SALE PRICE OF THE SHARES ON NASDAQ ON THE LAST TRADING DAY BEFORE THE EXPIRATION DATE.

SERIES A-1 WARRANTS NOT EXCHANGED FOR SHARES SHALL EXPIRE ON AUGUST 20, 2012 IN ACCORDANCE WITH THEIR TERMS AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS. SERIES A-2 WARRANTS NOT EXCHANGED FOR SHARES SHALL EXPIRE ON AUGUST 20, 2014 IN ACCORDANCE WITH THEIR TERMS AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EXCHANGE OF THE WARRANTS. HOWEVER, THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE, AS WELL AS TO EXERCISE ITS ABILITY TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE WARRANTS.

Enclosed with this letter are copies of the following documents:

1.	Letter of Transmittal, for your use in accepting the Offer and exchanging Warrants of and for the information of your clients;
2.	Notice of Guaranteed Delivery with respect to Warrants, to be used to accept the Offer in the event you are unable to deliver the Warrant certificates, together with all other required documents, to the Depositary before the Expiration Date (as defined in the Offer Letter), or if the procedure for book-entry transfer cannot be completed before the Expiration Date; and
3.	Form of letter that may be sent to your clients for whose accounts you hold Warrants registered in your name or in the name of your nominee, along with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer.

Certain conditions to the Offer are described in the Offer Letter.

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., New York City Time, on December 30, 2011, unless the Offer is extended.

Other than as described herein, the Company will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, as described in the Offer Letter) in connection with the solicitation of tenders of Warrants pursuant to the tender offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed tender offer materials to your clients.

Questions regarding the Offer may be directed to Empire Stock Transfer Inc., 1859 Whitney Mesa Drive, Henderson, NV 89014, Attn: Patrick Mokros (telephone number: 702-818-5898).

Very truly yours,

ChinaNet Online Holdings, Inc.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, or any affiliate of any of them or authorize you or any other person affiliated with you to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.